                                                                  EXHIBIT 99.(1)


PRESS RELEASE


RANKIN AUTOMOTIVE GROUP, INC.
3838 N. Sam Houston Parkway E., Suite 600
Houston, TX 77032


FOR MORE INFORMATION, CONTACT:
RANDALL B. RANKIN, CHIEF EXECUTIVE OFFICER
RANKIN AUTOMOTIVE GROUP, INC
281-618-4000 Fax: 281-618-4040
GARY D. WALTHER, CONSULTANT
(WALTHER HOLDINGS, INC.)
281-895-6960 Fax 281-583-2104


FOR IMMEDIATE RELEASE


RANKIN TO FOCUS ON PROFESSIONAL INSTALLER CUSTOMERS

HOUSTON, TX., SEPTEMBER 1, 2000----Rankin Automotive Group, Inc. (NASDAQ:
"RAVE") ("Company") today announced the signing of a definitive agreement to sell certain assets of a group of stores and a regional distribution center to Replacement Parts, Inc., parent company of Crow-Burlingame Co., and Parts Warehouse, Inc. of Little Rock, AR. The assets sold will include 24 stores located in Mississippi and Louisiana, one distribution center in Monroe, Louisiana, and independent auto parts store businesses serviced from that distribution center. Rankin will continue to operate locations in Shreveport/Bossier, and Southeast Louisiana, which will be serviced out of the Company's Houston distribution center. The sale price is currently expected to approximate $13.0 million. The transaction is scheduled to close September 18, 2000 and is subject to customary closing conditions.

Upon completion of the transaction, the Company will operate 41 stores in Texas and Louisiana. Randall B. Rankin, CEO stated, "This is a very important step in refocusing the Company on its two-step distribution business. We expect our operating teams in Houston, Austin, San Antonio, and Shreveport/Bossier to improve upon their leading positions in those markets." Fletcher Lord, CEO of Replacement Parts Inc., said, "We are excited about the opportunities this acquisition offers us. We have been an active player in most of these markets for as long as 50 years, and this transaction represents a natural geographic fit for both our 110 store group and our distribution company."

Rankin currently sells automotive parts, products and accessories to commercial and retail customers in Texas, Louisiana, Mississippi, Alabama, and Arkansas through its four distribution centers and 65 stores.

Certain statements contained in this press release are forward looking statements. These statements discuss, among other things, expected growth, domestic development and expansion strategy, business strategies and future performance. These forward looking statements are subject to risks, uncertainties, and assumptions including without limitation, competition, product demand, domestic and international economies, government approvals, inflation, the ability to hire and retain qualified employees, the ability to convert acquired stores in a timely and profitable manner, consumer debt levels, and the weather. Actual results may materially differ from anticipated results. Please refer to the Risk Factors section of the 10-Q for the three months ended May 31, 2000 for more details.



                                       35